Exhibit 99.1

World Acceptance Corporation Reports Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 26, 2017--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine months ended December 31, 2016.

Net income for the third quarter decreased 34.6% to $9.6 million compared to $14.8 million for the same quarter of the prior year. Net income per diluted share decreased 35.3% to $1.10 in the third quarter of fiscal 2017 compared to $1.70 in the prior year quarter.

Total revenues decreased to $130.8 million for the third quarter of fiscal 2017, a 6.4% decrease from the $139.7 million reported for the third quarter last year. Revenues from the 1,271 offices open throughout both quarterly periods decreased by 5.0%. Interest and fee income decreased 6.8%, from $126.9 million to $118.3 million in the third quarter of fiscal 2017 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 2.1% to $12.6 million in the third quarter of fiscal 2017 compared with $12.8 million in the third quarter of fiscal 2016. The decrease was related to a $190,000 decrease in insurance revenue and an $80,000 decrease in other income compared with the third quarter of fiscal 2016.

Accounts in the U.S. that were 61 days or more past due increased to 5.4% on a recency basis and to 7.0% on a contractual basis at December 31, 2016, compared to 5.1% and 6.8%, respectively, at December 31, 2015. On a consolidated basis, accounts that were 61 days or more past due increased to 5.6% on a recency basis and to 7.6% on a contractual basis at December 31, 2016, compared to 5.2% and 7.2%, respectively, at December 31, 2015. As a result of the higher delinquencies, our allowance to net loans increased from 9.6% at December 31, 2015, to 9.8% at December 31, 2016.

As previously disclosed, the Company ceased all in-person collection visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher-than-normal delinquencies in January and February, as well as higher than-normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. We continue to see elevated net charge-offs and delinquencies compared to historical levels. The provision for the quarter increased $4.5 million when comparing the third quarter of fiscal to 2017 to the third quarter of fiscal 2016. This is primarily due to an increase in net charge-offs and a larger increase in loans outstanding quarter over quarter. Net charge-offs as a percentage of average net loans on an annualized basis increased from 14.6% to 16.9% when comparing the two quarters. The prior year net charge-off rate benefited from the monthly sale of accounts previously charged-off totaling approximately $0.5 million. Consolidated net charge-offs excluding the impact of the charge-off sale were up $2.3 million when comparing the two fiscal quarters. The portion of the provision related to an increase in loans outstanding increased $0.9 million quarter over quarter due to gross loans outstanding increasing $69.4 million in the third quarter of 2017 versus $56.4 million in the third quarter of 2016. Accounts 90 days past due in the U.S., which are fully reserved, increased by $5.1 million in the current quarter versus $5.3 the same quarter last year, which resulted in a $0.2 million decrease in the provision. The provision related to accounts becoming fully reserved in the quarter for Mexico increased $0.5 million.

General and administrative expenses amounted to $71.2 million in the third fiscal quarter, compared to $71.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 51.2% during the third quarter of fiscal 2016 to 54.5% during the current quarter. G&A expenses per average open office increased by 1.4% when comparing the two fiscal quarters. Personnel expenses decreased $0.5 million when comparing the two quarters. The Company’s advertising expense increased $0.5 million from prior year quarter.

Interest expense for the quarter ended December 31, 2016, decreased by $1.9 million, or 26.2% from the corresponding quarter of the previous year. The decrease in interest expense is due to a 24.7% decrease in the average debt outstanding, from $489.6 million to $368.7 million for the quarters ended December 31, 2015 and 2016, respectively. The Company’s debt-to-equity ratio decreased from 1.4:1 at December 31, 2015, to 0.9:1 at December 31, 2016.

The Company’s third quarter effective income tax rate decreased to 32.7% compared with 42.2% in the prior year’s third quarter. The decrease was primarily due to the increase in reserves in the prior year quarter related to the reversal of a judge’s opinion on a tax position taken in one of the states in which we operate.

Gross loans decreased to $1.17 billion as of December 31, 2016, a 4.4% decrease from the $1.22 billion of loans outstanding as of December 31, 2015. Gross loans in the U.S. decreased 5.3%. Gross loans in Mexico increased 5.1% in U.S. dollars. However, gross loans in Mexico increased 25.6% in Mexican pesos. There has not been a significant shift in the mix of our loan portfolio. At December 31, 2016, our loan portfolio consisted of 61.9% small loans, 38.1% larger loans and 0.0% sales finance based on account balances. This compares to 61.9%, 37.9% and 0.2% at December 31, 2015. Additionally, the overall 4.4% decrease in loan balances resulted from a 2.2% decrease in the number of accounts outstanding and a 2.2% decrease in average balances outstanding. During the quarter we increased our unique borrowers in the U.S. by 45,570 or 6.1%. This is compared to 27,877 or 3.5% in fiscal 2016 and 32,364 or 4.0% in fiscal 2015. Year-to-date we have increased our unique customers in the U.S. by 69,987 or 9.6%, compared to 43,244 or 5.6% in fiscal 2016 and 60,764 or 7.7% in fiscal 2015.

Other key return ratios for the third quarter included an 8.4% return on average assets and a return on average equity of 17.6% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 156,000 accounts and approximately $99.9 million in gross loans outstanding in Mexico. Net charge-offs as a percent of average net loans decreased from 12.7% in fiscal 2016 to 10.9% during the current fiscal year. Additionally, our 61+ day delinquencies were 8.5% and 13.6% on a recency and contractual basis, respectively, as of December 31, 2016, a change from 6.6% and 12.0%, respectively, as of December 31, 2015. Excluding intercompany charges, pretax earnings amounted to $6.7 million for the nine months ended December 31, 2016, a 4.6% decrease over the $7.0 million in pretax earnings during the first nine months of fiscal 2016.

Nine Month Results

For the first nine months of the fiscal year, net income decreased 27.5% to $41.7 million compared with $57.6 million for the nine months ended December 31, 2015. Fully diluted net income per share decreased 28.3% to $4.75 in the first nine months of fiscal 2017 compared with $6.63 for the first nine months of fiscal 2016.

Total revenues for the first nine-months of fiscal 2017 declined 6.3% to $387.2 million compared with a revised $413.3 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 13.4% during the first nine-months of fiscal 2016 to 15.8% for the first nine-months of fiscal 2017.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,323 offices in 15 states and Mexico.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/19255. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand (CID) or the notice and opportunity to respond and advise (NORA) letter from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Interest & fees	$118,257	126,870	349,282	373,673
Insurance & other	12,558	12,826	37,882	39,660
Total revenues	130,815	139,696	387,164	413,333
Expenses:
Provision for loan losses	39,985	35,440	107,870	99,226
General and administrative expenses
Personnel	42,395	42,920	124,792	125,584
Occupancy & equipment	10,517	10,546	31,650	32,969
Advertising	8,491	7,961	14,934	14,541
Intangible amortization	108	131	383	407
Other	9,725	10,022	25,882	29,083
	71,236	71,580	197,641	202,584
Interest expense	5,274	7,149	16,380	19,891
Total expenses	116,495	114,169	321,891	321,701
Income before taxes	14,320	25,527	65,273	91,632
Income taxes	4,679	10,775	23,524	34,062
Net income	$9,641	14,752	41,749	57,570
Diluted earnings per share	$1.10	1.70	4.75	6.63
Diluted weighted average shares outstanding	8,783	8,694	8,786	8,687

Consolidated Balance Sheets
(unaudited and in thousands)

		December 31,	March 31,	December 31,
		2016	2016	2015
ASSETS
Cash		$15,986	12,377	20,942
Gross loans receivable		1,165,009	1,066,964	1,219,209
Less: Unearned interest & fees		(327,308)	(290,659)	(337,504)
Allowance for loan losses		(81,803)	(69,566)	(84,489)
Loans receivable, net		755,898	706,739	797,216
Property and equipment, net		23,762	25,297	23,314
Deferred income taxes, net		43,612	38,131	41,037
Goodwill		6,067	6,121	6,121
Intangibles, net		2,588	2,917	3,038
Other assets, net		13,024	14,637	15,308
		$860,937	806,219	906,976

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		397,936	374,685	511,935
Income tax payable		10,984	8,259	4,412
Accounts payable and accrued expenses		30,027	31,374	27,759
Total liabilities		438,947	414,318	544,106
Shareholders' equity		421,990	391,901	362,870
		$860,937	806,219	906,976

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Expenses as a percent of total revenues:
Provision for loan losses	30.6%	25.4%	27.9%	24.0%
General and administrative expenses	54.5%	51.2%	51.0%	49.0%
Interest expense	4.0%	5.1%	4.2%	4.8%

Average gross loans receivable	$1,119,658	1,179,437	$1,098,837	1,156,062

Average net loans receivable	$807,310	855,093	$793,807	840,004

Loan volume	$724,320	$752,229	$1,990,196	$2,117,004

Net charge-offs as percent of average loans	16.9%	14.6%	15.8%	13.4%

Return on average assets (trailing 12 months)	8.4%	11.9%	8.4%	11.9%

Return on average equity (trailing 12 months)	17.6%	31.7%	17.6%	31.7%

Offices opened (closed) during the period, net	1	4	(16)	30

Offices open at end of period	1,323	1,350	1,323	1,350

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer